UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 9, 2010

Adeona Pharmaceuticals, Inc.
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)

01-12584	13-3808303
(Commission File Number)	(IRS Employer Identification No.)

3930 Varsity Drive
Ann Arbor, MI 48108

(Address of principal executive offices and zip code)

(734) 332-7800

(Registrant’s telephone number including area code)

N/A

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On December 9, 2010, the Corporation entered into an Advisory Agreement with Ananda S. Prasad, M.D., Ph.D. (“Prasad”) pursuant to which the Corporation  retained Prasad to serve on its advisory board for a three year period of time, terminable by either party at any time upon ten days advance notice.   In connection therewith, the Corporation agreed to issue to Prasad, a non-qualified option (the “Option”) to purchase 50,000 shares of the Corporation’s common stock at an exercise price equal to the fair market value of the Corporation’s common stock at the close of business on December 9, 2010.  The Option shall vest with respect to 1,389 shares of common stock per month for so long as the Advisory Agreement is in full force and effect.

On December 9, 2010 the Corporation entered into a Data Sharing Agreement with Prasad whereby Prasad agreed to provide the Corporation with exclusive commercial access to a certain clinical data to certain clinical trials testing the efficacy of oral zinc therapy for prevention of infection in seniors (the “Study”).  The Corporation has agreed to pay Prasad for a ten year period a royalty equal to one percent of the Corporation’s net sales of any product containing 15 mg elemental zinc as zinc gluconate to the extent such product is supported by the clinical data of the Study provided by Prasad.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 15, 2010	Adeona Pharmaceuticals, Inc.
(Registrant)

	By:	/s/ James S. Kuo
Name: James S. Kuo
Title: Chief Executive Officer